FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of the 11th day of December, 2024 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the “Bank”), and EA SERIES TRUST, a Delaware statutory trust (the “Trust”), not individually but solely on behalf of its Funds as set forth on Exhibit A to this First Amendment (defined below), separately and not jointly (each such Fund a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds”), and with its address at 19 East Eagle Road, Havertown, PA 19083.

    W I T N E S S E T H:

WHEREAS, the Bank and the Trust on behalf of the Borrowers entered into a loan agreement originally effective as of December 13, 2023 (the “Loan Agreement”); and

WHEREAS, the parties wish to amend the Loan Agreement in order to extend its maturity and modify certain other terms (this amendment herein sometimes called the “First Amendment”).

NOW, THEREFORE, the parties agree as follows:

1. Changes in Loan Facility.

(A)The definition of “Custodian” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:
“Custodian” shall mean the Bank, serving in its separate capacity as custodian, pursuant to the Custody Agreements.

(B) The definition of “Maturity Date” in Section 1(a) of the Loan Agreement shall be amended and restated in its entirety to read as follows in the Loan agreement and all the Loan Documents:
"Maturity Date" shall mean, with respect to each Loan, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) December 10, 2025 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).
(C)     Until such time as the Bank again requires a promissory note (as specified below and subject thereto): (i) the definitions in Section 1(a) of the Loan Agreement shall be modified to remove any reference to a “Note,” including but not limited to the definitions of “Loan Documents” and “Obligations,”; (ii) Section 3(d) of the Loan Agreement shall be modified to delete “and the Note” and “or under the Note”, each place where such phrase is referenced in Section 3(d), and (iv) the delivery of a Note as a closing condition under Section 6(a)(ii)(B) shall be deemed omitted.
(D)    Section 2(b) of the Loan Agreement is hereby amended and restated as follows:
    (b)    Status of Prior Notes; Continued Evidence of Indebtedness; Balance of Loans.
(i)    Effective as of December 11, 2024 and (subject to subsection (iii) below) as to any future amendments of this Agreement, the Loans to each Borrowing Fund and its obligations hereunder need not be evidenced by any promissory note, but rather deemed evidenced solely by this Agreement. The existing Promissory Note dated December 13, 2023 issued by the Borrowers to the Bank shall hereafter be deemed cancelled and null and void (so long as it has, as of December 11, 2024 or thereafter, no outstanding balance due thereunder). Nevertheless, the Borrowers and the Bank acknowledge and agree that the obligations of the Borrowers to the Bank under this Agreement shall not in any manner be deemed cancelled or satisfied, but (as aforesaid) shall hereafter be deemed evidenced solely by this Agreement, and as may be amended in the future.
(ii)    The Trust continues to authorize the Bank to charge any account of a Borrowing Fund at the Bank (regardless of an including all account numbers related to that Fund) and/or increase any Loan balance of such Borrowing Fund for the amount of any payment due from the such Borrowing Fund to the Bank hereunder.
(iii)    The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrowing Fund to the Bank resulting from each Loan made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder. Such entries shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrowing Fund to pay its Obligations in accordance with their terms. The Bank in the future may request that its Loans again be evidenced by a promissory note substantially in the form of existing Exhibit D to this Agreement (the “Note”). In such event, the Trust, on behalf of the Borrowers, shall prepare, execute and deliver to the Bank such a Note payable to the order of the Bank. Thereafter, Loans evidenced by such Note and interest thereon shall at all times be represented by such a Note (except to the extent that the Bank subsequently cancels such Note and requests that such Loans once again be evidenced solely by this Agreement as described above).
(E)    Section 6(a)(i) of the Loan Agreement is supplemented so that the Borrowers shall provide the Bank with an updated and revised Officer’s Certificate, in the form of Exhibit B hereto, certifying that as to incumbency, the name, title, and specimen signature and/or email address of each individual who shall be authorized (each an “Authorized Officer”) (1) to sign, in the name of the Borrowers, revisions to and amendments of the Loan Agreement and the other Loan Documents, and/or (2) to request Loans and authorize loan repayments, give certificates and notices (including, without limitation, new Officer’s Certificates) and to take other action on behalf of the Borrowers under the Loan Agreement. Only Authorized Officers who are duly elected executive officers of the Trust are authorized to provide the Bank with the names of those Authorized Officers to be added to or deleted from status as such Authorized Officers, and/or the names of others authorized to undertake Loan requests and arrange Loan repayments under the Loan Agreement.
(F)    Section 8(i) of the Loan Agreement is hereby amended and restated as follows:
(i)    Amendment; Extension of Maturity Date. This Agreement may not be modified or amended except in a writing signed by the authorized officers of the Bank and the Trust. However, at the sole option of the Bank, the Maturity Date specified in clause (b) of the definition thereof, may be extended for additional 364-day periods (subject to such extension being the only then change to this Agreement) if an Authorized Officer who is an executive officer of the Trust, delivers to the Bank (from such officer’s email address) at least thirty (30) days prior to the date then specified in clause (b) of the definition of Maturity Date, an extension request substantially in the form of Exhibit H-1 attached hereto and made a part hereof (an “Extension Request”). The Extension Request shall confirm the continuance of and be subject to the conditions for Loans specified in Section 6(b) of this Agreement. If such an extension is granted by the Bank, it shall be evidenced by an extension approval letter substantially in the form of Exhibit H-2 attached hereto and made a part hereof (an “Extension Approval Letter”) and this Agreement will be deemed amended to the extent necessary to give effect to such extension. Agreement by the Bank to allow an extension in this manner does not commit the Bank to make any future extension similarly available and the Bank may, at its option, require any such future extension of the term of this Agreement to be evidenced by an “Amendment to Loan Agreement” signed by both parties.
(G)    Section 8(p) is hereby added to the Loan Agreement as follows:
(p)     Bank as Lender and Custodian. The Bank as lender will, at the request of the Trust for each Borrower, serve in a dual capacity as a result of the Borrower’s custodial relationship with the Bank. Each Borrower acknowledges and agrees that the Bank under this Agreement is acting solely as a lender in a completely separate capacity hereunder than its services as Custodian (and the Bank assumes
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hereunder none of the obligations of the Custodian under the Custody Agreements or under any applicable laws governing such custodial relationships). The Bank, as lender, shall have and may exercise the same rights and powers as a lender that is not acting as such a custodian, including without limitation, if applicable, the disposition and sale of any and all assets of such Borrower pledged as collateral for the Obligations. The Trust, on behalf of each Borrower, (i) waives any and all claims of conflict of interest and/or breach of fiduciary duty or otherwise related thereto, and (ii) releases, indemnifies and holds harmless the Bank from any claim, action, liability, loss, damage or expense of any nature whatsoever, arising out of or relating to any allegation of such a conflict of interest or breach of fiduciary duty as a result of any action taken by the Bank as permitted in this Agreement or any of the other Loan Documents.
(G)    Exhibit A to Loan Agreement. It is acknowledged and agreed that Exhibit A to this First Amendment is deemed to amend and restate in their entirety Exhibit A to the Loan Agreement, Schedule A to the Pledge and Security Agreement and Schedule A to the Securities Account Control Agreement.

2. Effectiveness. This First Amendment shall be effective upon delivery to the Bank of an original First Amendment and a supplemental Officer’s Certificate, both duly executed by the Trust, on behalf of the Borrowers, and with respect to the First Amendment also executed by the Bank, and the Custodian. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3. Representations, Warranties and Covenants. The Trust on behalf of itself and the Borrowing Funds further represents and warrants that:

(A)This First Amendment has been duly executed and delivered by the Trust on behalf of the Borrowing Funds, is authorized by all requisite action of the Trust and such Funds and is the legal, valid, binding and enforceable obligation of the Trust and such Funds; and
(B)The execution and delivery of this First Amendment by the Trust on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Declaration of Trust or other governing documents of the Trust or such Funds, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Trust or the Borrowing Funds are a party or by which the Trust, the Borrowing Funds or any of their assets or properties are bound; and
(C)Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule One attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this First Amendment; and
(D)Except as modified hereby or as noted in said Schedule One, all representations, warranties and covenants or as to the Trust or the Borrowing Funds set forth in the Loan Agreement or any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.
4.    Miscellaneous.

(A)As amended hereby, the Loan Agreement, the other Loan Documents, and the Liens granted under the Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.
(B)Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.
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(C)The Trust or the Borrowing Funds shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by it or for which it becomes obligated in connection with or arising out of this First Amendment.
(D)Except as amended hereby, the Loan Agreement and all other Loan Documents and the Liens granted thereunder shall be deemed confirmed and on-going in accord with their respective terms. This First Amendment is a Loan Document.
(E)This First Amendment may be executed in counterparts, all of which constitute one instrument hereunder.
(F)Each Fund hereby irrevocably authorizes and empowers any attorney-at-law to appear for such Fund in any action upon or in connection with this agreement at any time after the Loans and/or other obligations of such Fund evidenced hereby become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waives the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Bank against such Fund in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waives and releases all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. Such Fund agrees and consents that the attorney confessing judgment on behalf of such Fund hereunder may also be counsel to the Bank and/or the Bank’s affiliates, and such Fund hereby further waives any conflict of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys’ fees to be paid from proceeds of collection of this agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this First Amendment by their respective duly authorized officers effective as of the date noted above.

                        U.S. BANK NATIONAL ASSOCIATION

                        By: /s/ Lissets Garcia
                            Lissets Garcia
                            Vice President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

EA SERIES TRUST,
not individually but solely on behalf of its Funds
listed on Exhibit A to this First Amendment,
separately and not jointly

                        By: _/s/ Michael D. Barolsky________________
                            Michael D. Barolsky
                        President

    U.S. BANK NATIONAL ASSOCIATION
        (As Custodian)

        By: /s/ Jeffrey Eschenbrenner
            Jeffrey Eschenbrenner
            Assistant Vice President

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EXHIBIT A

to First Amendment to Loan Agreement

Fund Name	Pledge Account Identification Number
Freedom 100 Emerging Markets ETF	[ ]
Strive Emerging Markets Ex-China ETF	[ ]

EXHIBIT B
REVISED OFFICER’S CERTIFICATE
The persons listed immediately below under “Executive Officers” are duly elected executive officers of the Trust and (a) each is an Authorized Officer under the Loan Agreement and is authorized to execute on behalf of the Borrowers, and deliver to the Bank this Certificate and all other documents and instruments described in the applicable resolutions of the board of trustees of the Trust on file with the Bank and in Section 6(a)(i) of the Loan Agreement and (b) each of those individuals listed below who are duly elected executive officers of the Trust is authorized to provide the Bank in the future with the names of additional Authorized Officers and/or the deletions of any such Authorized Officers under the Loan Agreement.  In order to facilitate the ability of the Bank to accept from the Borrowers, from time to time any document or instrument executed pursuant to or in accordance with the Loan Agreement specifically (but without limitation) Sections 2(c), 6(a)(i) and/or 8(n), including through the use of secure digital encryption technology, such as DocuSign eSignature®, the Borrowers, hereby confirm to the Bank that the Trust’s Authorized Officers and other additional persons designated by an Authorized Officer (who is an executive officer of the Trust) as authorized to request Loan advances and authorize Loan repayments under the Loan Agreement (and their names, titles, respective email addresses, and signatures (if any) on file with the Bank), are those to whom the Bank may send and receive as authorized such instructions for electronic signatures.  As of the date hereof, the Authorized Officers of the Trust (including executive officers and non-executive officers) and those other individuals with authority limited to requesting Loans and authorizing Loan repayments are as follows:
Executive Officers:

Name	Title	Email
Michael D. Barolsky	President	michael@etfarchitect.com
Alyssa M. Bernard	Secretary	alyssa@etfarchitect.com
Sean Hegarty	Treasurer	sean@etfarchitect.com

Other Authorized Officers:

Name	Title	Email
Brian Massaro	Assistant Treasurer	brian@etfarchitect.com
Elizabeth A. Winske	Assistant Treasurer	liz@etfarchitect.com

Individuals limited to only requesting Loans and authorizing Loan repayments:

Name	Title	Email
Megan Lin	Jr. Portfolio Manager	megan@etfarchitect.com
Rich Shaner	Portfolio Manager	rich@etfarchitect.com
Yan Feng	Portfolio Manager	yan@etfarchitect.com
Josh Russell	Sr. Portfolio Manager	josh@etfarchitect.com

Any such Authorized Officer who is an executive officer of the Trust may, from time to time, notify the Bank in writing of changes to the list of such Authorized Officers or such other persons, their titles and/or their email addresses for purposes of requesting advances, making repayments or receiving instructions regarding electronic signatures, on the Authorized Officers and signers change request form (the “Signatory Update Form”) attached hereto as Schedule B-1.

Dated as of December 11, 2024

EA SERIES TRUST, not individually but solely on behalf of its Funds listed on Exhibit A to the First Amendment, separately and not jointly

    By:
        Michael D. Barolsky
        President

SCHEDULE B-1
To Revised Officer’s Certificate
Signature Authority Update Form

Shelly L. Allen
Senior Vice President
U.S. Bank Mutual Fund Lending
425 Walnut Street, CH-OH-W7SI
Cincinnati, Ohio 45202

Dear Shelly:

EA SERIES TRUST, a Delaware statutory trust (the “Trust”), acting on behalf of each of its series set forth on Exhibit A to the Loan Agreement, would like to modify the Authorized Officers and/or persons authorized to request advances and direct repayments under the Loan Agreement with the Bank.

Please add the following persons as Authorized Officers who are executive officers of the Trust:

Name:
Title:
Email:

Name:
Title:
Email:

Please add the following persons as Authorized Officers (non-executive officers of the Trust):

Name:
Title:
Email:

Name:
Title:
Email:

Please add the following persons as authorized only to request advances and arrange repayments:

Name:
Title:
Email:

Name:
Title:
Email:

Please remove the following persons from being Authorized Officers who are executive officers of the Trust:

Name:
Title:
Email:

Name:
Title:
Email:

Please remove the following persons from being Authorized Officers (non-executive officers of the Trust):

Name:
Title:
Email:

Name:
Title:
Email:

Please remove the following persons from being authorized to request advances and arrange repayments:

Name:
Title:
Email:

Name:
Title:
Email:

The undersigned, as an existing executive officer and Authorized Officer of the Trust: (a) approved the addition and/or deletion of the individuals listed above, and (b) certifies that the undersigned has been authorized to do so by the Board of Trustees of the Trust.

By:_________________________________
Title:                 of the Trust
Date:

EXHIBIT H-1

FORM OF EXTENSION REQUEST

[Date]

TO:     U.S. Bank National Association (the “Bank”) under that certain Loan Agreement dated as of December 13, 2023 (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”) between EA SERIES TRUST (the “Trust”), not individually but solely on behalf of its Funds as set forth on Exhibit A of the Agreement, separately and not jointly, and the Bank.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

Ladies/Gentlemen:

Pursuant to Section 8(i) of the Agreement, the Trust (solely on behalf of the Borrowers) hereby (i) confirms that each of the preconditions set forth in Section 6(b) of the Agreement continues to be satisfied, and (ii) requests that the Bank extend the Maturity Date as specified in clause (b) of the definition thereof (currently, [________]) for another 364 day period to [________].

Please notify the Borrowers as soon as possible of the Bank’s determination in response to this request.

Very truly yours,

EA SERIES TRUST, not individually but solely on behalf of its Funds listed on Exhibit A to the Agreement, separately and not jointly

By: ___________________________________
Name: _________________________________
Title: __________________________________

EXHIBIT H-2

FORM OF EXTENSION APPROVAL LETTER

[DATE]

EA Series Trust
19 East Eagle Road
Havertown, PA 19083
Attention: [Name, Title]

Ladies/Gentlemen:

Please refer to the letter dated [________] from EA Series Trust (the “Trust”), not individually but solely on behalf of its Funds as set forth on Exhibit A of the Agreement (defined below), separately and not jointly, requesting an extension of the term of the Loan Agreement dated as of December 13, 2023 between the Trust, not individually but solely on behalf of its Funds, set forth on Exhibit A thereto, separately and not jointly, and U.S. Bank National Association (the “Bank”) (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

By its execution of this letter, but subject to the prior satisfaction of each of the conditions precedent set forth in Section 6(b) of the Agreement, the Bank hereby consents to the extension of the Maturity Date as specified in clause (b) of the definition thereof from [original or previously extended maturity date] to [364 days after the original or previously extended maturity date] and such clause (b) of the definition of Maturity Date is hereby deemed amended to the extent necessary to reflect such extension.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By: ____________________________________
Name: __________________________________
Title: ___________________________________

Schedule One to
First Amendment to Loan Agreement

Nothing to disclose